As filed with the Securities and Exchange Commission on March 25, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Relay Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-3923475
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

399 Binney Street, 2nd Floor

Cambridge, MA 02139

(617) 370-8837

(Address of Principal Executive Offices)

Relay Therapeutics, Inc. 2020 Stock Option and Incentive Plan

Relay Therapeutics, Inc. 2020 Employee Stock Purchase Plan

(Full Title of the Plans)

Sanjiv K. Patel

President and Chief Executive Officer

Relay Therapeutics, Inc.

399 Binney Street, 2nd Floor

Cambridge, MA 02139

(617) 370-8837

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Bloom, Esq.

William Collins, Esq.

Gabriela Morales-Rivera, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	4,495,341 shares(2)	$35.85(3)	$161,157,974.85(3)	$17,582.34
Common Stock, $0.001 par value per share	899,068 shares(4)	$30.47(5)	$27,394,601.96(3)	$2,988.76
Total	5,394,409 shares		$188,552,576.81(3)	$20,571.10

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also be deemed to cover any additional shares of common stock, $0.001 par value per share (“Common Stock”) which become issuable under the Registrant’s 2020 Stock Option and Incentive Plan (the “2020 Plan”) and the Registrant’s 2020 Employee Stock Purchase Plan (the “2020 ESPP”), by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)

Represents shares of Common Stock that were added to the shares authorized for issuance under the 2020 Plan, effective as of January 1, 2021 pursuant to an “evergreen” provision contained in the 2020 Plan. Pursuant to such provision, an additional number of shares will automatically be added to the shares authorized for issuance under the 2020 Plan on January 1 of each year.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457 (c) and 457(h) of the Securities Act, and based upon the average of the high and low prices reported for the Common Stock on the Nasdaq Global Market on March 24, 2021.

(4)

Represents shares of Common Stock that were added to the shares authorized for issuance under the 2020 ESPP, effective as of January 1, 2021 pursuant to an “evergreen” provision contained in the 2020 ESPP. Pursuant to such provision, an additional number of shares will automatically be added to the shares authorized for issuance under the 2020 ESPP on January 1 of each year.

(5)

The price of $30.47 per share, which is 85% of the average of the high and low sale prices of the Common Stock of the Registrant as quoted on the Nasdaq Global Market on March 24, 2021, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act of 1933, as amended, and has been used as these shares are without a fixed price. Pursuant to the 2020 ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the fair market value of a share of Common Stock on the first trading day of the offering period or on the exercise date, whichever is less.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement on Form S-8 is being filed for the purpose of registering (i) an additional 4,495,341 shares of common stock, par value $0.001 per share (“Common Stock”) of Relay Therapeutics, Inc. (the “Registrant”) to be issued under the Registrant’s 2020 Stock Option and Incentive Plan, as amended (the “2020 Plan”) and (ii) an additional 899,068 shares of Common Stock of the Registrant to be issued under the Registrant’s 2020 Employee Stock Purchase Plan (the “2020 ESPP”), for which a Registration Statement on Form S-8 (File No. 333-239912) relating to the same employee benefit plans is effective.

These additional shares are of the same class as other securities relating to the 2020 Plan and 2020 ESPP for which the Registrant’s Registration Statement on Form S-8 (File No. 333-239912) filed with the Commission on July 17, 2020 is effective.

Pursuant to General Instruction E to Form S-8, the contents of the Registration Statement on Form S-8 (File No. 333-239912) filed with the Commission on July 17, 2020 is incorporated by reference except to the extent supplemented, amended or superseded by the information set forth herein. Only those items of Form S-8 containing new information not contained in the earlier registration statement is presented herein.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Fourth Amended and Restated Certificate of Incorporation of Relay Therapeutics, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K (File No. 001-39385) filed on July 21, 2020).

4.2	Amended and Restated Bylaws of Relay Therapeutics, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K (File No. 001-39385) filed on July 21, 2020).

4.3	Specimen stock certificate evidencing the shares of common stock (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-1/A (File No. 333-239412) filed on July 9, 2020).

4.4	Second Amended and Restated Investors’ Rights Agreement, among the Registrant and certain of its stockholders, effective as of December 19, 2018, as amended on June 26, 2020 (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-239412) filed on July 9, 2020).

5.1*	Opinion of Goodwin Procter LLP

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

99.1	Relay Therapeutics, Inc. 2020 Stock Option and Incentive Plan, and form of award agreements thereunder (incorporated by reference to Exhibit 10.2 of the Registrant’s Registration Statement on Form S-1/A (File No. 333-239412) filed on July 9, 2020).

99.2	Relay Therapeutics, Inc. 2020 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.3 of the Registrant’s Registration Statement on Form S-1/A (File No. 333-239412) filed on July 9, 2020).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cambridge, Commonwealth of Massachusetts, on the 25th day of March, 2021.

RELAY THERAPEUTICS, INC.

By:	/s/ Sanjiv K. Patel
Sanjiv K. Patel, M.D.
President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Sanjiv K. Patel, M.D. and Brian Adams as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Sanjiv K. Patel	President, Chief Executive Officer and Director	March 25, 2021
Sanjiv K. Patel, M.D.	(Principal Executive Officer)

/s/ Thomas Catinazzo	Senior Vice President, Finance	March 25, 2021
Thomas Catinazzo	(Principal Accounting Officer and Principal Financial Officer)

/s/ Alexis Borisy	Director	March 25, 2021
Alexis Borisy

/s/ Linda A. Hill	Director	March 25, 2021
Linda A. Hill, Ph.D.

/s/ Douglas S. Ingram	Director	March 25, 2021
Douglas S. Ingram

/s/ Mark Murcko	Director	March 25, 2021
Mark Murcko, Ph.D.

/s/ Dipchand Nishar	Director	March 25, 2021
Dipchand (Deep) Nishar

/s/ Jami Rubin	Director	March 25, 2021
Jami Rubin

/s/ Laura Shawver	Director	March 25, 2021
Laura Shawver, Ph.D.